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              RELEASED TO SECURITY HOLDERS AS OF SEPTEMBER 25, 2000

      [The following article is taken from the May/June 2000 issue of "House Counsel." The author's consent was not obtained for use as proxy soliciting material.]

                                 INTENSIVE CARE

       GC CHRISTI SULZBACH HELPS TO RESUSCITATE A STRICKEN HOSPITAL CHAIN
                         BY MICHAEL JONATHAN GRINFELD*

        When Tenet Healthcare Corporation, the nation's second-largest operator of acute care hospitals, announced early last year that Christi R. Sulzbach was going to be its next general counsel, her life's journey to that point completed a full circle. She was born in 1954 at Hollywood's Queen of Angels Hospital, a facility that Tenet acquired in 1998.

        That Tenet was able to make that deal was in large part due to Sulzbach's being in the right place at the right time. In the mid-1990s she helped the company, then known as National Medical Enterprises (NME), to survive major criminal and civil penalties following investigations at its psychiatric hospital unit. Taking center stage during the worst of the crisis, Sulzbach managed the press while she planned litigation defense strategy. Tempered by the experience, she emerged as a confident, optimistic leader able to handle some of the thorniest legal and regulatory challenges encountered by any company lawyer.

        In recent years the combination of managed care and government price controls has caused a decline in both patient lengths of stay and federal reimbursements under Medicare and Medicaid. Most hospital chains have few options to increase revenue. Almost every business strategy a company develops involves regulated activity, and the price for any misstep is potentially huge civil and criminal penalties. Add to those concerns the ever-present threat of medical malpractice and False Claims Act suits, as well as ongoing government and private accreditation and licensing inspections, and it's a wonder that any health care company stays afloat.

        Somehow Santa Barbara-based Tenet Healthcare has thrived. In the past three years it has experienced a 17 percent average annual growth in earnings per share, though the company faltered in fiscal 1999 as reimbursement cuts mandated by the Balanced Budget Act of 1997 depleted revenues by $100 million. Even so, Tenet still managed to post $249 million in income from continuing operations from almost $10.9 billion in net operating revenues. Though Tenet's first quarter fiscal 2000 net income declined to $109 million from $137 million last year, Wall Street still favors the company's stock and its potential for growth.

        "It's a fascinating time to be a lawyer in a health care environment, in large part because of very complicated issues that have to be balanced," says Sulzbach, who is genuinely unfazed by the task. "Lawyers need to understand not only the laws and regulations that apply to business relationships, but they must also understand them in the context of the business goals that hospitals, physicians, or networks are trying to accomplish. It's really a great opportunity for lawyers who have some business sense, who are smart, and who want to be aggressive."


----------------------
* Michael Jonathan Grinfeld is a contributing writer for HOUSE COUNSEL based in Fullerton, California.


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        Although Sulzbach has developed all of those attributes, her 20-year legal career is not what her family had anticipated. The daughter of a prominent Los Angeles neurosurgeon, she had been groomed to follow in her father's footsteps. "I was his only son," jokes Sulzbach, who has two younger sisters and who is raising a twelve-year-old daughter on her own. By age nine, Sulzbach's father would take her on Saturday hospital rounds, walking her through the halls where she visited with patients and nurses. "That was back in the days when intensive care unit nurses had time to talk to a doctor's kid," she says.

        Influenced by family friends who were lawyers, and a one-month internship at the offices of legendary Los Angeles plaintiffs attorney David Harney, Sulzbach turned to law. "Ultimately," she says, "I became a lawyer because I didn't have the math skills to become a doctor."

        After graduating from a small, private Catholic girls high school in Pasadena, she received her undergraduate degree from the University of Southern California and graduated from Loyola University School of Law in 1979. Despite her career choice, Sulzbach's father remained her staunchest supporter. After she served a short stint at Haight, Brown & Bonesteel, then in Los Angeles, he convinced her to take a leave of absence to work for the first Reagan presidential campaing in 1980. She quickly became the state treasurer for the California Republican campaign committee.

        "Those were back in the days when political campaigns had field offices throughout the state," Sulzbach recalls. "It was great schooling in juggling crises and interacting with people. It was really just a lot of fun."

        After the successful campaign, however, Sulzbach turned her back on an opportunity to become, in her words, "one of those young, aggressive lawyers in Washington, D.C." Instead, she accepted a position in 1981 as general counsel of Crown Coach Corporation, a manufacturer of school buses and fire engines in East Los Angeles that was run by another family friend. Acting as the entire legal department, she handled a potpourri of manufacturing and international trade issues, sometimes going back to Washington, D.C., to deal with regulators and to visit old friends.

        That job lasted until 1983, when her boss sold the company to become Nancy Reagan's chief of staff. Sulzbach then accepted the position of associate counsel at Santa Monica, California-based National Medical Enterprises, never anticipating the roller-coaster ride that lay ahead of her.

        For the first several years, Sulzbach handled routine M&A and securities matters, later taking over supervision of labor litigation as she rose through the ranks. In 1991 , however, a series of devastating newspaper exposes uncovered appalling treatment abuses and murky financial dealings in NME'S psychiatric hospital operations. The reports and investigations that followed nearly brought the company to its knees, and altered the course of Sulzbach's career. For the next three years she was thrust into a legal maelstrom that consumed nearly all of her attention.



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        Brought over to help manage the scandal, Sulzbach had to learn everything about NME's Psychiatric Institutes of America from scratch. The Washington, D.C.-based unit had been run largely as an autonomous division since NME acquired it in 1981. "Psychiatric Institutes was the Cadillac of the business," says Sulzbach. "It was started by some very prestigious psychiatrists, and what they really needed was a banking partner to help them grow."

        After three years of putting out fires, however, Sulzbach concedes she learned "more than I ever wanted to know" about psychiatric hospitals. First, the Texas attorney general charged NME with paying kickbacks for patient referrals and overbilling the state's crime victims' compensation fund. Then plaintiffs attorneys began filing hundreds of malpractice claims that alleged NME had grossly mistreated patients, many of them children and adolescents. In a scheme to increase earnings, the plaintiffs alleged, hospital admissions were based on phony diagnoses and treatment plans that drained every insurance dollar available to patients. Meanwhile, accusations that NME commandeered patients by illegally applying involuntary commitment laws and then subjected patients to inappropriate seclusion and restraints generated a feeding frenzy in the press.

        Following a huge drop in stock price, shareholders began filing class action lawsuits, charging that company officers knew, but failed to disclose, that NME had engaged in wrongful conduct. Private insurers also jumped on the bandwagon, claiming in several federal RICO suits that NME had created a conspiracy to overbill the companies by more than $750 million.

        Despite the travail, Sulzbach acquitted herself well. Even some of NME's opponents grew to respect her conduct. One of them is plaintiffs attorney Gregory Love, a name partner with Love and Norris of Fort Worth, Texas, who represented both former NME patients and insurers. "I have dealt with Ms. Sulzbach on a number of different matters, including trials, resolutions, and every other aspect of these cases," Love says. "She's an extremely capable lawyer who handled hundreds of cases at a time, all of them with potentially conflicting issues. She managed the resource needs of the various lawsuits, the attitudes of the lawyers, and the questions from her own management and board. To juggle all of that was a difficult undertaking."

        The worst blow to NME, however, came in August 1993. After investigating for more than two years, the FBI and other federal health care regulatory agencies raided twelve NME facilities nationwide, including the corporate headquarters. Some 600 agents served search warrants on company officials and carried off boxes of records. Jeffrey C. Barbakow, then newly appointed CEO and chairman of the board, says that day marked the lowest and darkest point for the company. "There were a lot of FBI agents coming in trying to get information, and everyone was very tense, to say the least," Barbakow recalls. For Sulzbach, the day was a turning point in her career.

        With "something akin to the White House press corps out in front of our business," Sulzbach says, "Jeffrey called me into his office and said, 'We decided we'd like you to give our statement.' I said, 'No, no, I'm the lawyer. I'll go write the statement, and one of the PR guys can read it.' Jeff said, 'No, I'm the CEO, and you'll give it.'"



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        Barbakow adds, "I knew that she would answer the questions in an appropriate way and that she would not play any games. But I also knew that she would understand the complexities of a very unusual situation that specific day."

        With the benefit of hindsight, Sulzbach can now be reflective. "In most legal careers you have moments that are challenging and high-risk you either do very well or very badly But I like those moments. Clearly the company's survival was at stake. It felt great to have senior management trust me to take on a role like that."

        From then on Sulzbach delivered the company's public statements. Already a vice president and assistant general counsel, she was given the additional title of senior vice president of public affairs. She not only managed the combat on legal fronts but also directed NME's public response to the state and federal regulatory proceedings against it.

        Sulzbach says she grew to enjoy the dual roles. The experience, she recalls, required a lawyer's precision to "avoid saying something that jeopardized privilege or confidential investigations," combined with a publicist's perspective that there was a "need to get certain information out to reporters."

        PR, however, wasn't the heart of the problem. "After the FBI raid, company officials realized they had a serious problem, and this was not a joke any more, says Richard P. Kusserow, a former inspector general of the Department of' Health and Human Services who was hired as a consultant by NME in 1992. Spurred on by Barbakow, Kusserow says that within three months the company had put all 70,000 employees nationwide through an intensive regulatory compliance training program.

        Ultimately, it was money-lots of it-that resolved the majority of NME's problems. The company paid close to $1 billion in damages, civil penalties, and criminal fines. Of that, $379 million went to the federal government after NME pleaded guilty to unlawful kickback and conspiracy charges in June 1994. U S. v NME Psychiatric Hospitals (D DC) Civ No. 94-0268. As part of the deal, the company offered to divest itself of all of its psychiatric hospitals and agreed to comply with a corporate integrity plan approved by government regulators. It was Sulzbach who again made the public appearance, entering the guilty pleas in a Washington, D.C., federal courtroom.

        "Ultimately, we did have to sell major assets to completely resolve the psychiatric hospital-related issues." she says. "If the company was going to continue, it couldn't be at war with all of its major customers-the U.S. government included. The question simply became: How do you demonstrate the company's defenses and strengths and then negotiate an appropriate level of settlement?"

        The outcome could have been much worse. Kusserow, now president of Strategic Management Systems of Alexandria, Virginia, says that federal officials had the option of terminating NME from participating in federal reimbursement programs, which would have forced the company into bankruptcy. Given a second chance, the company immediately began to reinvent itself. Within four months NME acquired American Medical Holding for $3.3 billion,



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nearly doubling the number of acute care hospitals it owned. It also used the merger as an opportunity to shed its corporate identity, emerging as Tenet Healthcare.

        Though the intensity has diminished, Sulzbach says some of NME's ghosts continue to haunt her department. Until last June, for instance, the company was bound by a government-mandated integrity assurance program that scrutinized every aspect of the company's operations. But Sulzbach says Tenet's response to federal oversight informed her work in positive ways. She administers one of the industry's most successful compliance operations, which includes in-house audit, ethics, and education programs. Occasionally asked to justify the expense of such programs to her board, Sulzbach says she replies, "I can give you 379 million reasons why they make sense"-- a pointed reference to NME's criminal fine.

        Sulzbach can also cite the ongoing legal problems of Tenet's corporate rival, Columbia/HCA Healthcare Corp. of Nashville, Tennessee. Confronted with allegations of billing fraud, Columbia hired former Howrey & Simon partner Alan
R. Yuspeh. in 1997 as senior vice president of ethics, compliance, and corporate responsibility. Although Yuspeh knows Sulzbach only by reputation, he says she was instrumental in establishing early corporate integrity agreements. "She was highly regarded by government officials," Yuspeh says.

        Thomas E. Holliday, a partner at Gibson, Dunn & Crutcher in Los Angeles and outside counsel for Tenet, credits Sulzbach with enforcing a program that is in more than just words on paper. "As general counsel, she brings great judgment to both the legal and operational side," Holliday says. "She looks at a problem, knows how to address it, knows the consequences, and does a first-class job of handling the legal, business, ethical, and personal ramifications. Whether it's a boardroom issue or a courtroom issue, you want Christi on your side."

        Sulzbach now is gearing up for increased scrutiny following a boost in congressional appropriations for health care oversight. It's a tricky job, because the company's bottom fine depends on regulatory compliance. In fiscal 1999, for instance, Tenet received 43.3 percent of its revenues from the Medicare and Medicaid programs, making the federal government its most important customer. Even with the best of intentions, Sulzbach says, meeting regulatory standards can be maddeningly difficult.

        "People in the Office of the Inspector General and the Department of Justice say they want to have a mutually cooperative relationship with the providers," Sulzbach explains. 'They say they understand that the regulations are quite complex, and that no one is going to bill correctly 100 percent of the time. But then they can't tell you what they think is an acceptable error rate. Its like obscenity-they know it when they see it."

        With government wielding the ultimate termination from participation in federal health care programs, providers live in constant fear that a single mistake repeated on a large number of billings will be deemed intent to defraud. "We're never on a level playing field in terms of being able to discuss the merits of the cases that develop," Sulzbach says. "I do think that there are certain districts where assistant U.S. attorneys tend to approach enforcement on a guilty-until-proven-innocent basis."



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        Sulzbach must also comply with the so-called Stark regulations, a complex and still evolving set of rules that govern relationships between hospitals and referring providers. The Emergency Medical Treatment and Active Labor Act (EMTALA) is yet another potential pitfall, one that can invoke severe penalties for turning away seriously ill, injured, or pregnant patients from an emergency room because they can't afford to pay for services.

        Finally, litigation remains an ongoing concern. According to Sulzbach, about 300 complaints involving allegations of patient abuse and dishonest business practices have been filed since 1994. " Unfortunately, because of the advertising ability of plaintiffs lawyers, we still have patient cases coming out of the psychiatric sector," she says. "Several large firms have been running ads that basically say, 'If you were ever a patient in a psychiatric hospital owned by National Medical Enterprises, call this 1-800 number.' A large percentage of the cases, we think, are barred by the statute of limitations."

        Charleston, South Carolina-based Ness Motley Loadholt Richardson & Poole, a key player in the tobacco industry class action settlement, has become a regular adversary.

        "One of our advantages is that we're a firm of considerable resources," says litigation supervisor A. Hoyt Rowell III "Basically, we don't quit." Rowell says the firm manages about 100 cases against Tenet and may file hundreds more. As for the hard line Sulzbach established, he says, "Sooner or later, she might get dinged."

        Sulzbach confirms that the days of routinely settling claims against NME are over. "Early in the game, when the company was trying to resolve issues with the insurance companies, the federal government, and the patient cases, we needed to reach some global resolution," she says. "After a while, however, settling cases only meant that additional ones would be filed. Our strategy now is to litigate these cases."

        Plaintiff's lawyer Stacy L. Brainin, a partner with Haynes and Boone in Dallas, worked with Sulzbach from the outset of NME's troubles and helped try some of the cases against her client. During the trials, Brainin recalls, it was Sulzbach who testified about the company's guilty pleas and asked jurors to distinguish the convictions from a patient's specific claims. Calling Sulzbach a "courageous general counsel" for deciding to "put an end to this," Brainin credits her with forging a winning strategy by making plaintiffs prove their cases.

        "Christi is clearly the leader of this trial team," says Brainin. "She is a hands-on manager of legal services, both inside her department and with outside counsel. She came to believe in the quality of the patient care being provided in each hospital. So she didn't need outside lawyers to come up with this strategy."

        Not all plaintiffs attorneys applaud Sulzbach's tactics. Robert F Andrews, a Fort Worth, Texas, attorney who settled 66 fraud and patient abuse cases in 1993 with NME for $20 million and who still brings cases on behalf of former psychiatric patients, calls Sulzbach's intransigence shortsighted. "Tenet generally wins because it relies on the social prejudice against mentally challenged individuals," Andrews says. "The strategy fails to take into account that real people who were really hurt are bringing these claims. It tells me that the company is still looking at its



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patients as marketable, fungible human commodities. Either they fill hospital beds or they are simply plaintiffs and lawsuits."

        Not everything Sulzbach does however, is about dispute resolution Tenet trades actively in hospital properties, buying and selling them as it implements a business strategy that focuses on its core strengths. In addition, the company is forging new alliances to enhance its market position. Early last year, for instance, it stepped in to rescue eight hospital, from bankruptcy, acquiring them after the financial collapse of Allegheny Health System. In October it shed ten of its own hospitals, selling them to IASIS Healthcare Corporation because they were "not essential to a network." And in December it formed a new e-commerce company with Ventro Corporation called Broadlane, Inc. that will offer business-to-business online solutions in the $143 billion medical supplies industry.

        "We have business competency," say Sulzbach of her legal department. When Tenet moves in to take over a troubled network," we know what systems to put in place, and we know the operational staffing, quality, and technology issues. We bring our legal and compliance competencies to address them."

        Despite all the legal entanglements Sulzbach's company faces, one of her first assignments as general Counsel was to trim its $60 million a year legal budget. Sulzbach intends to increase her in-house group of 28 lawyers, promising to adopt a matrix model that will give each lawyer responsibility for both a geographic region and a practice area. For instance, one of tier staff counsel - referred to as the "EMTALA Queen" now handles most inquiries nationwide regarding emergency room admissions.

        "We're trying to assure that each of our lawyers has a particular area of expertise that will rival what we can purchase on the outside," says Sulzbach. At the same time, she is centralizing the legal work done by outside law firms, reducing what had been more than 700 firms that provided services.

        "We don't operate in an environment where you can sit in your office and wait for someone to call and ask you a question," she says. "The lawyers in this company are an integral part of the overall operations, and they need to be there side-by-side with the business people."

        Sulzbach has also created a management committee in her department for the first time. "Women managers are supposed to be much more consensus-oriented than men," she says. "I don't know that I'm interested in consensus as, much as I'm interested in input. We have some very strong, able senior lawyers in this department who should have the ability to voice an opinion on running and staffing the department and what our budget should be."

        Although Sulzbach concedes that serendipity and the confluence of events have influenced her journey to the general counsel's office, she has no regrets about the path she has followed. "I would be foolish to complain about where life has carried me," she says. " Sooner or later everybody encounters opportunities to move into new areas, to take on new challenges, find different ways to grow. If you become dogmatic about it, you'll miss out on a lot."



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